Exhibit 99.1

February 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

1099s

Form 1099s were mailed to stockholders of all applicable accounts at the end of January by Registrar and Transfer Company (“R&T”).  Please find enclosed a helpful list of Frequently Asked Questions regarding Form1099-DIVs.  If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099 from Inland Western.  Your custodian will provide you with any necessary tax information.  Form 1099s, as well as other account information, may be accessed on R&T’s website at www.rtco.com.

In accordance with the IRS Instructions for Form 1099-DIV for real estate investment trusts, the Form 1099-DIV includes distributions that were paid to stockholders from January 1, 2007 through December 31, 2007.  The non-taxable portion of Inland Western’s distribution paid during this time was 51.28% which appears in Box 3 on the Form 1099-DIV.

Please consult your tax professional with any questions regarding the filing of your individual tax return as we are unable to provide tax or legal advice.  If you have any questions on your investment, please contact your Registered Representative or Inland Customer Relations at 800.826.8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

cc: Trustee

      Broker/Dealer

      Registered Representative

FORM 1099-DIVs

FREQUENTLY ASKED QUESTIONS

1.              The distributions on my annual statement do not match my 1099-DIV.  Why?

In order to match the figures on your Form 1099-DIV to your annual statement, please add the numbers in Boxes 1a and 3 together.  Please consult your tax preparer for further explanation on IRS regulations.

2.              How do I request a duplicate Form 1099?

Form 1099 information may be accessed on Registrar and Transfer Company’s website at www.rtco.com.  Should you require a log-in and password, you may register for one on-line.

Duplicate Form 1099s may be requested by the stockholder of record or financial advisor of record from Registrar and Transfer Company via the following methods:

Website:	www.rtco.com	Mail:	Registrar and Transfer Company
Telephone:	(800) 960-6552		Specialized Issuer Services
Fax:	(908) 272-9481		10 Commerce Drive, P.O. Box 1727
Cranford, NJ 07016

3.  How can my Form 1099 be sent directly to my accountant or another address?

For your privacy and protection, please submit a written request signed by the stockholder(s) of record to Registrar and Transfer Company with instructions to send your Form 1099 to your accountant or other third party.

4.              Where should the numbers on my Form 1099 be placed on my tax return?

Please consult a professional tax preparer or the IRS for assistance with the preparation of your individual tax return.  We are unable to provide tax or legal advice.

5.              Why did I not receive a Form 1099 for my investment?

If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099-DIV from Inland Western.  Your custodian will provide you with any necessary documentation required to prepare your tax return.